Exhibit 10.17
FINAL

SEPARATION AGREEMENT
and
GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into as of June 6, 2024 by and among Justin Keppy (the “Executive”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter “Hertz” or the “Companies”), duly acting under authority of their officers and directors.

WHEREAS, the Company and Executive have mutually agreed to terminate Executive’s employment with the Company under the terms and conditions set forth under this Agreement;

WHEREAS, Executive’s termination of/separation from employment with Hertz is effective as of June 3, 2024 (the “Separation Date”); and

WHEREAS, the parties desire to fully and finally resolve any disputes, claims or controversies that have arisen or may arise with respect to Executive’s employment with and subsequent separation from the Companies.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein, which Executive and the Companies agree constitute good and valuable consideration, receipt of which is acknowledged, the parties stipulate and do mutually agree as follows:

1.Separation from Employment. The Company and Executive hereby acknowledge and agree that Executive’s employment with the Company terminated as of the Separation Date. The Separation Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of all plans or programs of the Company. Executive further acknowledges that, effective on the Separation Date and by virtue of executing this Agreement, and without any further action by Executive, Executive hereby resigns from Executive’s position as Chief Operating Officer of the Company and as a member of the board of directors of, or as a director, manager, officer, or any other position with, any subsidiary or affiliate of the Company.

2.Separation Payments and Benefits.

a.Accrued Benefits. Following the Separation Date, the Company shall pay to Executive any (i) base salary earned by Executive through the Separation Date in accordance with the regular payroll practices of the Company, less all applicable with holdings and authorized or required deductions. Executive’s health coverage under the Company’s group health plan will terminate as of the Separation Date, (ii) any unpaid expense reimbursements that are submitted for reimbursement with ten (10) days after the Separation Date, and (iii) any accrued but unused vacation. Following the Separation Date, Executive shall also be entitled to any vested amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements and applicable law.

b.Separation Pay and Benefits. Subject to Executive’s execution and non-revocation of this Agreement and ongoing compliance with Executive’s obligations under this Agreement including those obligations set forth under Section 6, Executive will be entitled to receive the payments and benefits set forth on Exhibit A (such payments and benefits, the “Separation Pay and Benefits”). If Executive has not fully complied with any of the applicable terms of this Agreement, the Company may deny unpaid Separation Pay and Benefits or discontinue the payment of Executive’s Separation Pay and Benefits by providing at least 10 days’ prior written notice of such failure to comply to Executive during which period Executive may cure such failure to comply (if capable of being cured), and if not so cured Executive shall be obligated to repay any portion of the Separation Pay and Benefits already received under this Agreement. If the Company notifies Executive that repayment of all or any portion of the Separation Pay and Benefits received under this Agreement is required, such amounts shall be repaid within 30 calendar days of the date the written notice is sent.

Any remedy under this subsection (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have. For the avoidance of doubt, Executive is not eligible for participation in any severance benefits provided under the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”).

3.No Other Payments. Executive agrees that, except as otherwise set forth under this Agreement, Executive is not entitled to any other compensation or benefits from any of the Company Released Parties (as defined below), and Executive hereby expressly waives any rights or claims Executive may have to any payments or obligations under any bonus plans or programs of the Company or its affiliates and/or any other short -term or long-term equity-based or cash-based incentive plans or programs of the Company or its affiliates or any equity in the Company or its affiliates. Executive is expressly not eligible for any bonus with respect to 2024 under the 2024 Executive Incentive Compensation Plan: Corporate - Global. Executive acknowledges and agrees that the Company Released Parties do not owe Executive any other compensation other than as explicitly provided in this Agreement.

4.Release. In exchange for the Separation Pay and Benefits, Executive does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and the divisions, subsidiaries and affiliated companies of each of the Companies, the officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof), agents and heirs of each of the foregoing, and the predecessors, assigns and successors, past and present of each of the foregoing, and any persons, firms or corporations in privity with any of them (collectively, the “Company Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Executive has, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever from the beginning of the world to the date of execution of this Agreement, including, without limitation, (a) any and all claims for any additional severance pay, vacation pay, bonus or other compensation; (b) any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local law or regulation or under the common law; and (c) any and all claims with respect to any event, matter, damage or injury arising out of his employment relationship with any Company Released Party, and/or the separation of such employment relationship, and/or with respect to any other event or matter.

The only exceptions to this Agreement are with respect to retirement benefits which may have accrued and vested as of the date of Executive’s employment termination, COBRA rights, enforcement of Executive’s rights under this Agreement, any claims under applicable workers’ compensation laws, and any rights Executive may have to indemnification, exculpation, or advancement under the Company’s articles of incorporation, bylaws, or similar governing documents, pursuant to insurance policies, or pursuant to applicable law, in each case with respect to claims against Executive arising out of or relating to Executive’s employment or any positions held by Executive at the Company’s request.

Nothing in this Agreement shall be construed to prohibit Executive from filing any future charge or complaint with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Executive ’s right to engage in such conduct. Notwithstanding the foregoing, Executive waives the right to obtain any relief from the EEOC or recover any monies or compensation as a result of filing a charge or complaint. In addition to agreeing herein not to bring suit against any Company Released Party, Executive agrees not to seek damages from any Company Released Party by filing a claim or charge with any state or governmental agency. For the avoidance of doubt, nothing shall prevent Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other whistleblower award which cannot be waived under applicable law.

5.Return of Company Property. Executive shall return to the Company all Company property and Confidential Information (as defined below) of any Company Released Party in Executive’s possession or control, including without limitation, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Executive received, had access to or had in

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his possession, prepared or helped prepare in connection with Executive’s employment with any Company Released Party, and Executive shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. Executive acknowledges that in the course of employment with any one or more Company Released Party, Executive has acquired Confidential Information and that such Confidential Information has been disclosed to Executive in confidence and for his use only during and with respect to his employment with one or more of the Company Released Parties.

Confidential Information shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) or known to persons in the industry generally.

6.Restrictive Covenants. As a condition to receiving the Separation Pay and Benefits, Executive agrees that he will be bound by and will comply with Article V of the Severance Plan, provided that the “Restriction Period” will mean the eighteen (18) month period following the Separation Date and that subsection (b) of the definition of “Competitive Business” in Section 5.02 shall not be applicable to Executive. Nothing in this Agreement or any other agreement between the parties or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self -regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the parties or any other policies of the Company or its affiliates prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or
(b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.Company Non-Disparagement. The Company agrees that the Company, the members of the Board of Directors and the Company’s named executive officers (collectively, the “Relevant Individuals”) will not make any public statements that disparage Executive in any manner that is likely to be harmful to Executive’s business reputation. Nothing in this Section 7 or in Section 5.04 of the Severance Plan shall prevent truthful or factually accurate statements required to be included in required public filings, internal statements made in the course of providing services to the Company, truthful statements made in connection with any dispute between Executive and any Relevant Individuals, truthful statements made to correct disparaging statements made by an opposing party , or the lawful filing or prosecution of any claim against the Company in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes, any response or disclosure by Executive compelled by legal process or required by applicable law or any bona -fide exercise by Executive of any shareholder rights he or she may otherwise have, and the foregoing limitation on the Company’s employees and directors will not be violated by internal statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

8.Claims. Executive declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against any Company Released Party arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement. In addition to agreeing herein not to bring suit against any Company Released Party, Executive agrees not to seek damages from any Company Released Party by filing a claim or charge with any state or governmental agency.

9.Liability. Executive understands and agrees that this Agreement shall not be considered an admission of liability or wrongdoing by any party hereto, and each of the parties denies any liability and agrees that nothing in this Agreement can

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or shall be used by or against either party with respect to claims, defenses or issues in any litigation or proceeding except to enforce rights under the Agreement itself.

10.Severability. Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected hereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

11.Right to Counsel. Executive acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

11.Release Effective Date. Executive further acknowledges that he has been provided 21 days to consider and accept this Agreement from the date it was first given to him, although Executive may accept it at any time within those 21 days. Executive further understands that he has seven days after signing the Agreement to revoke it by delivering to the Executive Vice President, Chief Human Resource Officer, The Hertz Corporation, 8501 Williams Road, Estero, Florida 33928, written notification of such revocation within the seven-day period. If Executive does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”).

12.Entire Agreement. Executive acknowledges that this Agreement sets forth the entire agreement between the parties with respect to the subject matters hereof and supersedes any and all prior agreements between the parties as to such matters, be they oral or in writing, and ma y not be changed, modified, or rescinded except in writing signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no force or effect.

13. 409A. The parties agree that payment in accordance with the provisions set forth in this Agreement will comply with Section 409A of the Internal Revenue Code and the tax regulations thereunder (“ Section 409A”) or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. In no event will the Company be responsible for any excise or penalties (including interest) imposed under Section 409A.

14.Acknowledgement. Executive acknowledges that he has carefully read this Agreement and understands all of its terms, including the full and final release of claims set forth above and enters into it voluntarily.

WITH EXECUTIVE’S SIGNATURE HEREUNDER, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT EXECUTIVE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR UNWRITTEN, NOT SET FORTH IN THIS AGREEMENT; THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY HIS ATTORNEY; AND THAT EXECUTIVE HAS BEEN ENCOURAGED BY THE COMPANIES TO DO SO.

EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT EXECUTIVE HAS 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO THE EXECUTIVE VICE PRESIDENT, CHIEF HUMAN RESOURCES OFFICER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF EXECUTIVE’S REVOCATION.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

JUSTIN KEPPY	HERTZ GLOBAL HOLDINGS, INC.
/s/ Justin Keppy	By: /s/ Katherine Lee Martin
Date: June 6, 2024	Date: June 6, 2024

THE HERTZ CORPORATION
By: /s/ Katherine Lee Martin
Date: June 6, 2024

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Exhibit A

Subject to Executive’s execution and non-revocation of the Agreement and Executive’s continued compliance with the material terms and conditions of the Agreement (which for the avoidance of doubt will include Sections 5 and 6 of the Agreement), the Company will provide Executive the following benefits and payments in accordance with the terms set forth below:

•Cash separation benefits in the aggregate amount of $2.25 million, which amount shall be payable in substantially equal installments over the 18 -month period following the Separation Date (the “Separation Pay Period”). The first payment will be made in the first payroll period commencing after the date the Agreement becomes binding and irrevocable and will include any payments that would otherwise have been made before that date.

•Accelerated vesting of 974,771 shares of common stock of Hertz included in the Executive’s Good Leaver Sign-On Award (as defined in the offer letter dated, October 12, 2023 by and between Hertz and the Executive, the “Offer Letter”, and the accelerated shares of common stock of Hertz, the “Accelerated
Shares”). The Company will deliver the Accelerated Shares to Executive within 30 days after the date the Agreement becomes binding and irrevocable. Executive acknowledges and agrees that all other equity or equity-related awards will be forfeited as of the Separation Date.

•Reimbursement of up to $25,000 for outplacement services during the Separation Pay Period.

•Continuation of medical, health and other similar health care arrangements for Executive and his eligible dependents subject to Executive’s COBRA continuation coverage enrollment and continuation of accident insurance if Executive chooses to convert the respective coverage, in each case during the Separation Pay Period. The Company will provide the cost for coverages such that Executive’s premium costs a re the same as he paid during his employment. If and when Executive becomes eligible for other comparable coverage by a subsequent employer during the Separation Pay Period, he must inform the Company and the
Company will no longer provide such benefits.

•Forgiveness of Executive’s obligation to repay Executive’s $750,000 cash sign-on award and $100,000 relocation allowance as each is set forth in the Offer Letter. The Company acknowledges and agrees that Executive does not owe the Company or any Company Released Parties any additional funds or repayments in connection with his relocation.

•Executive may elect to purchase Executive’s company-provided car for $1 and will execute all documents promptly as may be required to evidence such purchase. Executive understands that imputed income in an amount equal to the fair market value of the car less $1 will be reported as to him and that Executive will be liable for any income, employment or other taxes associated with such purchase.

•Release of any restrictions applicable to Spencer Stuart that would limit its ability to place Executive in any future employment.

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